EXHIBIT (a)(3)

NEUBERGER BERMAN ETF TRUST
TRUST INSTRUMENT
SCHEDULE A

Neuberger Berman China Equity ETF
Neuberger Berman Commodity Strategy ETF
Neuberger Berman Core Equity ETF
Neuberger Berman Disrupters ETF
Neuberger Berman Emerging Markets Debt Hard Currency ETF
Neuberger Berman Energy Transition & Infrastructure ETF
Neuberger Berman Equity Income Plus ETF
Neuberger Berman Flexible Credit Income ETF
Neuberger Berman Growth ETF
Neuberger International Core Equity ETF
Neuberger International Core Equity Premium Income ETF
Neuberger Berman Japan Equity ETF
Neuberger Berman Option Strategy ETF
Neuberger Berman Quality Select ETF
Neuberger Berman Short Duration Income ETF
Neuberger Berman Small-Mid Cap ETF
Neuberger Berman Small Value ETF
Neuberger Berman Total Return Bond ETF

DATED: October 9, 2025